Form C

Cover Page

Name of issuer:

PAYROLL4FREE.COM, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: OH

Date of organization: 5/23/2012

Physical address of issuer:

23297 Commerce Park
Beachwood OH 44122

Website of issuer:

http://www.payroll4free.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☑ Debt
- ☐ Other

If Other, describe the security offered:

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,000,000.00

Deadline to reach the target offering amount:

11/8/2017

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

6

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$144,818.00	$77,210.00
Cash & Cash Equivalents:	$144,161.00	$77,210.00
Accounts Receivable:	$657.00	$0.00
Short-term Debt:	$144,806.00	$55,052.00
Long-term Debt:	$1,622,253.00	$1,471,821.00
Revenues/Sales:	$71,803.00	$1,302.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($172,577.00)	($688,838.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

PAYROLL4FREE.COM, LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael J. Rosenberg	President	2012
Marta Mendizabal	Vice President	2012
Marta Mendizabal	Chief Operating Officer	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Carol Rosenberg	99 units	99.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Our ability to become profitable is dependent on generating advertising revenue sufficient to exceed costs of operation, and growing our
> client base to such numbers as to be attractive to advertisers and justify the
> level of fees required from the advertisers.
>
> The cost of acquiring new clients may be higher than anticipated. Payroll4Free.com acquires new clients by web search; Google Adwords; radio advertising; trade publication advertising; referrals from clients, accountants, insurance agencies, and other third parties; and other promotional methods. Each acquisition method has different associated anticipated costs. If client acquisition costs are higher than anticipated, it will significantly affect profitability.

The rate and acceleration of client acquisition may be slower than anticipated. Payroll4Free.com receives some revenue from from its client base, and slower client growth than anticipated will mean slower revenue growth. Payroll4Free.com's business model relies largely on advertising for revenue. The larger the client base, the more attractive Payroll4Free.com is to advertisers. Slower client growth rate will significantly impact advertising revenue.

The rate of acquiring new advertisers may be slower than anticipated. Payroll4Free.com's revenue model is largely dependent on advertising revenue. Even if the client base grows rapidly, the concept of selling advertising to appear within a business application is new and untested.

The costs to acquire advertisers may be higher than anticipated. Payroll4Free.com anticipates certain costs of sales staff and marketing to sell to advertisers to use the Payroll4Free.com business application for advertising. If those costs of acquiring new advertisers is greater than anticipated, it will greatly affect profitability.

The advertising revenue per client may be lower than anticipated. Payroll4Free.com will receive fixed monthly amounts from some advertisers, and will participate in affiliate programs, in which fees are based on a percentage of sales of advertisers' products and services to clients. While Payroll4Free.com believes its fixed rates are competitive, and that the average of fees from affiliate programs will equal fixed fees, the concept of advertising on a business application is new and untested.

Advertisers may not achieve sufficient results to continue advertising long-term. Clearly, if advertisers don't experience sufficient business overall from Payroll4Free.com clients, they will not continue to pay for advertising, and Payroll4Free.com may not be able to sufficiently replace lost advertisers.

The company is not yet profitable, and investors could lose part or all of their investments. Even if the company achieves profitability, revenue may not grow fast enough for Revenue Sharing to be paid out so timely as to provide a desirable return on investment.

The company may require an additional fundraising round, depending on how much over the minimum goal is raised in this offering. If those additional funds are not raised, the company may not be able to continue operations.

Payroll4Free.com has a non-interest-bearing note payable to Galaxy Hosted Software LLC, a party related by common majority ownership. This loan balance was $1,622,253 as of December 31, 2016. Galaxy continues to loan money to Payroll4Free.com to support its operations. Though Repayment is not required until Payroll4Free.com becomes profitable, there is credit risk associate with it.

Payroll4Free.com relies on technologies provided by Galaxy Hosted Software LLC. There is risk on securing technologies if there are material changes in Galaxy Hosted Software LLC.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds: We plan to allocate it to working capital, especially sales and marketing personnel and expenses.

If we raise: **$250,000**

Use of Proceeds: We plan on allocating the majority to sales and marketing expense, technology enhancement, and additional client support personnel.

If we raise: **$500,000**

Use of Proceeds: Funds will be allocated to release of expanded product, a full small business accounting package. Payroll4Free.com has already trademarked the name "BizBooks4Free", and already has much of this product is developed and is ready for initial testing. The addition of this product will add to the amount of time clients will spend on the business application, and add value to both clients and advertisers. Funds will also be used for additional marketing, support, and technology.

If we raise: **$750,000**

Use of Proceeds: Funds will be used to expand ACH credit limit for direct deposit, for aggressive marketing, and expansion of management and support staff, and additional technology.

If we raise: **$1,000,000**

Use of Proceeds: Funds will be used for very aggressive marketing to advertisers and the agencies that represent them, expansion of support staff, and additional technology.

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial

closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadlin



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INVEST IN PAYROLL4FREE.COM

America's Small Business Payroll Service

$0
raised of $50K goal

$100 min INVEST
by Wefunder Portal LLC

Revenue Share

5% of net revenues | **2X** investment amount

PAYROLL4FREE.COM will pay investors 5% of revenues net of tax and shipping until 100% of your principal is returned plus 100% on top.

INVESTOR PERKS

$100+ A personal thank you from the founder.

$250+ Receive a special investor edition Payroll4Free.com item of your choice. The options will include hats, T-shirts, mugs, etc.

$1,000+ In addition to perks from all previous levels, become part of our advisory commission where you will have a chance to influence new product and service features!

$2,000+ In addition to perks from all previous levels, you (and a guest) will have a chance to spend two days with the founder of Payroll4Free.com. This will include visiting our offices, hanging out together at the Rock & Roll Hall of Fame and either a Cavs or Indians game, as well as meals and hotel accommodations (you will have to cover your own travel expenses to Cleveland).

> *Payroll4Free.com is a payroll service company, much like ADP or Paychex, except that we focus on very small businesses and offer the basic services free of charge (optional premium services are between $10 and $20 per month). The services are primarily supported by advertising that is displayed on the payroll software. Our small business owner clients provide a very valuable target market for advertisers who offer products and services intended for business use.*



Michael Roseneberg
PRESIDENT & CEO, PAYROLL4FREE.COM

OUR AMBITION

We have found that for most small businesses payroll services are generally unaffordable, and they tend to process it in-house to save money. Unfortunately, this often leads to huge payroll tax penalties ($4.2+ billion assessed by the IRS in 2015). We wanted to be able to offer those 30+ million small businesses a payroll option that is affordable, reliable, and service focused, which will allow us to eventually become the #1 small business payroll service provider in the United States.

KEY FACTS

- US small business market is 30+ million
- Only about 1 million use a payroll service
- Developed fully functioning payroll software compliant with regulatory requirements in all 50 states
- 800+ clients in all 50 states
- 500+ clients paying for at least one premium service
- Signed agreements with 5 national advertisers (revenue generators)
- Rated by clients 4.8/5 in service and support

payroll4free.com

B2B TECH SOFTWARE COMPLIANCE FIN TECH FINANCE ADVERTISING MARKETING SAAS SERVICES

THE BUZZ ABOUT PAYROLL4FREE.COM

I was skeptical about leaving the payroll service I had been with for nearly 20 years for a "free" option. Was I wrong! Previously I had to perform all kinds of calculations on the side in order to allocate wages to different locations but now all I have to do is enter the hours and Payroll4Free.com does the rest. I am extremely pleased with the excellent customer service I receive. I would highly recommend Payroll4Free.com to any small business out there.

Patrice Delligatti

Practice Manager at Allergy Diagnostic Systems Inc. (Beachwood, OH)

You would think that the best feature of Payroll4free.com is that it's free, but you would be wrong. The program is so user friendly they can compete with the most expensive payroll services out there. The people at Payroll4free.com are professionals who know what they're doing and are always there to help. The reports that I can pull from the system are some of the best I've seen so far from a payroll service company. I would, without any hesitation, recommend Payroll4free.com to anyone.

Benjamin I. Schwarcz, CPA, CFE

Partner at Spitz & Greenstein CPA's (New York, NY)

I have used Payroll4Free.com since the first pay period in January of 2013. I am 200% satisfied, and must say that I have never used a better payroll service. My initial reaction after receiving their promotional card in the mail was 'This must be a hoax, because there is no free lunch.' I am very, very happy I called them. I've recommended Payroll4Free.com to all my small business clients.

Ed DeGraffinried

Owner at Accurate Tax Services LLC (Bedford, OH)

Have been using Payroll4free.com for almost three years now; very easy to use. When you need help, easy to contact. They do everything – tax forms, calculations, etc. Don't know why anyone would pay for a payroll service when this one is free!

Tom Meyer

Owner at Meyer Glass Co LLC (San Antonio, TX)



More 'Disruptors' Head for Insurance

September 23, 2015

Independent insurance agents have dealt with a variety of competition from the exclusive agent companies, direct writers, affinity programs and more. When major payroll companies like ADP and Paychex started cross-selling insurance and benefit

FOUNDER



Michael Roseneberg
President & CEO
Prior to Payroll4Free.com Mike founded Galaxy Hosted Software LLC and Threshold Data Technology, Inc. He has many years of business leadership experience, with a focus on SAAS and payroll.

AND THE REST OF THE TEAM



Marta Mendizabal
VP & COO
Marta holds an MBA from NYIT and has spent over 11 years with Galaxy Hosted Software managing everything from software design to human resources and financial operations.



John Presti
Director of Client Services
John has over 30 years of payroll experience. As Operations Manager he directed the startup of Heartland Payroll and growth to 12,000 clients nationally over 12 years. He also spent 18 years with ADP.



Carol Emeruwa
Director of Payroll Tax Services
Prior to leading the Payroll4Free.com Tax Department Carol spent 14 years as a Payroll Tax Accountant for PCC Airfoils, a large, multi-state manufacturing company.

DETAILS

– COLLAPSE ALL

What's new about what you're making? How is it different?

Payroll4Free.com offers the only truly free payroll service option to small business clients. This gives them an affordable and stress-free way to be compliant. It is primarily supported by advertising relevant to the small business owners that use the service, so it also offers the small businesses deals on products and services that are important to them.

How big is the market?

There are more 30 million small businesses in the US with fewer than 20 employees, and 25 million of those have fewer than 5 employees. Less than 1 million of them currently use a payroll service, mainly due to the costs involved.

How will you make money?

Our primary source of revenue will be advertising fees. In larger companies a business office manager, controller, or human resource department handles payroll. In a small business payroll is typically taken care of by the owner. This makes Payroll4Free.com a perfect platform for advertisers whose target market includes small business owners. In addition to a great target market, Payroll4Free.com offers advertisers (1) a captive audience (owners who choose Payroll4Free.com as their payroll service will be logged in regularly); (2) a guaranteed minimum number of impressions, with impression times far greater than other digital sites; and (3) freedom from concerns about fraud, robotic clicks, and ad blocking software interference.

What's your biggest risk? What keeps you up at night?

Our revenue projections are based on (1) growing the client base; (2) attracting advertisers; and (3) earning enough revenue from each advertiser. We know we can attract new clients, but there is the risk that the time required to grow to significant levels will be greater than projected. We also know that our small business owner clients represent a valuable target market which attracts advertisers, but risk not being able to attract them as quickly, or not generating as much revenue, as we have projected.

Who are your competitors? How are you different?

Competitors include ADP, Paychex, Gusto, Patriot Software, Paycom, Paycor, Intuit, and many small regional and local companies. All of those competitors charge fees which include a base monthly or per processing fee plus monthly fees for each check, or employee. The smaller businesses are charged in total much more per employee than larger companies. Payroll4Free.com is either free, or even with optional premium services, very inexpensive for a small business and offers a level of attention, service and support that is superior to competitors.

How do you acquire customers?

We have worked on SEO and experimented with various methods of advertising to determine the best practices when it comes to client acquisition. We found that a good mix of Adwords and radio spots will be most helpful as we look to scale. Word of mouth has also been a key factor in our growth to date. Additional strategies that we plan to implement include social media campaigns, as well as referral programs for independent insurance agencies, accountants and clients.

What's your cash flow?

Cash on hand as of May 1st, 2017 is $20,000. The current monthly burn rate is $15,000. Short term expenses include new staff and marketing costs. Mid-term expenses include funds for technology enhancement.

ASK A QUESTION

Type your question here...

ASK QUESTION

RISKS SPECIFIC TO PAYROLL4FREE.COM

1. Our ability to become profitable is dependent on generating advertising revenue sufficient to exceed costs of operation, and growing our
client base to such numbers as to be attractive to advertisers and justify the
level of fees required from the advertisers.

2. The cost of acquiring new clients may be higher than anticipated. Payroll4Free.com acquires new clients by web search; Google Adwords; radio advertising; trade publication advertising; referrals from clients, accountants, insurance agencies, and other third parties; and other promotional methods. Each acquisition method has...

READ MORE

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

Payroll4Free.com is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min **INVEST**

Can I change my mind and get a refund?

How do I earn a return?

How is Wefunder compensated?

How do convertible notes work?

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3rd

Marta Mendizabal

VP/COO at Payroll4Free.com LLC

Payroll4free.com • New York Institute of Technology

Cleveland/Akron, Ohio Area • 191

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Visionary leader with an intellectual curiosity and a passion for achieving results and over 10 years of experience in development and implementation of strategic business solutions and establishing operational optimiz... See more

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Experience

Chief Operating Officer/Vice President

Payroll4free.com
Jul 2012 – Present • 4 yrs 11 mos
Cleveland/Akron, Ohio Area

Turned entrepreneurial vision into reality by building an innovative business focused on providing small companies with a free advertising-supported payroll option. Defined strategy across all core business functions including product development, quality, sales and marketing, customer service, along with investor relations.

•Headed the launch of the new payroll service and ongoing growth of the client base, implementing the launch strategy and guiding all sales efforts.
•Spearheaded the design, development and implementation of a new internal client management system that simplified client onboarding, facilitated inter-departmental communication, automated client tax filing and direct deposits, and greatly increased productivity.
•Effectively recruits, manages, and collaborates with functionally diverse teams to ensure effective communication, successful product implementations, and the meeting of performance objectives.
•Responsible for managing of all advertising partnerships, including all agreement negotiations and guidance of technical implementations.
•Integral part of initiatives to raise venture capital.
•Created multi-year business plans and budgets and provided comprehensive analysis of operational growth and revenue projections.

Chief Operating Officer/Vice President

Galaxy Hosted Software LLC
Aug 2010 – Present • 6 yrs 10 mos
Cleveland/Akron, Ohio Area

Manages day-to-day operations of a financial software company focused primarily on long-term care organizations. In charge of developing corporate strategies, short and long term financial goals, and building and strategic direction of multiple departments.

•Coordinated the sunset of a segment of the product line and the partnership with a competitor, and successfully managed to transition over 90% of the affected clients, resulting in exceeded profitability objectives.
•Engineered and utilized new sales and onboarding processes that allowed for two successful phases of client growth, resulting from the discontinuing of competitive payroll products.
•Modernized business functions, protocols and policies in order to maximize performance and achieve increased efficiency.
•Responsible for all aspects of the product portfolio through the full product life cycle, as well as performing research and assuring product compliance with all ongoing regulatory changes.
•Actively assists sales and tech support teams as a subject matter expert.

Controller

Galaxy Hosted Software LLC
Sep 2007 – Jul 2010 • 2 yrs 11 mos
Cleveland/Akron, Ohio Area

In charge of all financial aspects of the business, including budgeting and revenue projections. Tasked with managing multiple complex and often simultaneous projects, including the design of a new financial software package that provided the company the competitive advantage it needed to quickly expand its client base.

•Served as project manager leading the design, development and implementation of a new general ledger, accounts payable and payroll software products.
•Performed all specifications write-up and testing, and effectively managed the development team to ensure that the new products were completed on time and on budget.
•Analyzed competitive options and established the new product pricing structure to align with customer needs as well as company financial objectives.
•Managed the transition of client base from an older Windows-based product that was being phased out to the newly developed hosted version.
•Oversaw the launch of a new innovative marketing strategy that resulted in a 25% client growth.
•Created more effective sales and training procedures by moving the majority of client and prospect interactions from face-to-face to online meetings.

Business Office Manager

Galaxy Hosted Software LLC
Feb 2006 – Aug 2007 • 1 yr 7 mos
Cleveland/Akron, Ohio Area

Took over the management of the business office while the company was in financial trouble.

•Implemented new accounting procedures that greatly reduced the time, resources, and costs involved in running company financial operations.
•Put a new budget in place which allowed to bring current all outstanding obligations within one year.
•Discovered and corrected two years' worth of discrepancies in company accounting transactions.
•In charge of all day-to-day financial processes, as well as all monthly, quarterly and annual reporting and statement preparation.

Marketing

Galaxy Hosted Software LLC
Sep 2005 – Jan 2006 • 5 mos
Cleveland/Akron, Ohio Area

Responsible for the execution of an innovative new marketing strategy that resulted in significantly increased leads.

Education

New York Institute of Technology

MBA, Accounting
2006 – 2007

St. John's University

BS, Biology
2000 – 2005
Activities and Societies: Phi Sigma Sigma

Minor-Art
Graduated with honors

Contact and Personal Info

Marta's Profile and Websites

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3rd

Michael Rosenberg

President at Payroll4Free.com LLC

Payroll4Free.com LLC • The Ohio State University

Cleveland/Akron, Ohio Area • 66

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Experience

President
Payroll4Free.com LLC
Jan 2013 – Present • 4 yrs 5 mos
Beachwood, Ohio

Helped build payroll service focusing on small business from start-up to almost 1,000 clients in all 50 states.

President
Galaxy Hosted Software
Apr 2004 – Present • 13 yrs 2 mos
Beachwood, Ohio

Provide cloud software to the Long-Term Health Care Industry. Now focusing on horizontal GL, AP and Payroll, with interface to vertical suppliers such as Point-Click-Care.

Education

The Ohio State University
Bachelor of Arts (B.A.), History and Economics
1967 – 1970

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Founder & Senior Executive

Payroll 4 Free
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Christine DiMiceli • 3rd
Studio Manager/ Instructor at ARTS N SPIRITS, LLC